As filed with the Securities and Exchange Commission on April 13, 2016

Registration No. 333-197511
............................................................................................................................................................................
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
............................................................................................................................................................................
UNITED NATURAL FOODS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	05-0376157
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

313 Iron Horse Way Providence, Rhode Island 02908 (401) 528-8634 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael P. Zechmeister
Senior Vice President, Chief Financial Officer and Treasurer
United Natural Foods, Inc.
313 Iron Horse Way
Providence, Rhode Island 02908
(401) 528-8634
(Name, Address, Including Zip Code, and Telephone Number, Including
Area Code, of Agent for Service)

With Copies to:

Joseph J. Traficanti
Senior Vice President and General Counsel
United Natural Foods, Inc.
313 Iron Horse Way
Providence, Rhode Island 02908
(401) 528-8634

F. Mitchell Walker, Jr. Esq.
Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, Tennessee 37201
(615) 742-6200

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this form is a post−effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post−effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this form is a post−effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non−accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b−2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

REMOVAL OF SECURITIES FROM REGISTRATION
United Natural Foods, Inc. (the “Company”) previously registered for resale by certain selling stockholders 111,887 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), under a Registration Statement on Form S-3 filed with the Securities and Exchange Commission on July 18, 2014 (Registration Statement No. 333-197511) (the “Registration Statement”). The Registration Statement was automatically effective upon its filing.
The Registration Statement was filed in connection with the Company’s acquisition of all of the outstanding equity securities of Tony’s Fine Foods (the “Acquisition”) pursuant to the terms of that certain Stock Purchase Agreement dated as of May 21, 2014 by and among Tony’s Fine Foods, the shareholders named therein, Scott Berger, as representative, United Natural Foods West, Inc. and the Company and registered for resale the shares of common stock of the Company issued in connection with the Acquisition. The Company has no further obligation to maintain the effectiveness of the Registration Statement.
In accordance with an undertaking made by the Company in Item 17 of the Registration Statement, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to remove from registration all of the Common Stock that remains unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the removal from registration of such Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, State of Rhode Island, on April 13, 2016.

UNITED NATURAL FOODS, INC.

By:	/s/ MICHAEL P. ZECHMEISTER
Name:	Michael P. Zechmeister
Title:	Senior Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ STEVEN L. SPINNER	President, Chief Executive Officer and Director (Principal Executive Officer)	April 13, 2016
Steven L. Spinner
*	Chair of the Board	April 13, 2016
Michael S. Funk
/s/ MICHAEL P. ZECHMEISTER	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	April 13, 2016
Michael P. Zechmeister
Director
Eric F. Artz
*	Director	April 13, 2016
Ann Torre Bates
*	Director	April 13, 2016
Denise M. Clark
*	Director	April 13, 2016
Gail A. Graham
*	Director	April 13, 2016
James P. Heffernan
*	Director	April 13, 2016
Peter A. Roy

/s/ STEVEN L. SPINNER	As Attorney-In-Fact for the individuals noted above with an asterisk.	April 13, 2016
Steven L. Spinner